EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Biocept, Inc., a Delaware corporation (the “Company”), and Cory Dunn(“Employee”), and shall be effective as of February 1, 2020 (the “Effective Date”).

Whereas, the Company desires to ensure Employee continues her employment by the Company, and Employee desires to continue employment with the Company, on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual promises herein contained, the parties agree as follows:

1.Employment Period.  Employee’s employment as a Senior Vice President, Commercial Operations (“SVP, Commercial Operations”) hereunder shall commence on the Effective Date and shall continue until terminated pursuant to Section 4 below.  The parties agree that nothing contained in this Agreement shall apply to Employee’s employment with Company prior to the Effective Date.

2.Services to Be Rendered.

(a)Duties and Responsibilities.  As of the Effective Date, Employee shall serve as the SVP, Commercial Operations for the Company.  In the performance of such duties, Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”) and shall be subject to the direction of the CEO and to such limits upon Employee’s authority as the SVP, Commercial Operations may from time to time impose.  Employee shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with this Agreement.

(b)Exclusive Services.  Employee shall at all times faithfully, industriously and to the best of her ability, experience and talent perform to the satisfaction of the CEO, and the Board of Directors of the Company (the “Board”) all of the duties that may be assigned to Employee hereunder and, unless approved in writing in advance by the CEO, shall devote one hundred percent (100%) of her productive time and efforts to the performance of such duties.  Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Employee from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with her duties to the Company, as determined in good faith by the Board.  Employee agrees that she will not join any boards without the prior approval of the Board.

3.Compensation and Benefits.  The Company shall continue to pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in this Section 3.

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Company: _____MN_________________

(a)Base Salary.  As compensation for services as SVP, Commercial Operations, Employee will be paid a salary of Two Hundred Fifty Thousand ($250,000) Dollars per year, which shall be payable, less any required payroll deductions and withholdings in regular periodic payments in accordance with the Company’s policy.  Employee’s base salary shall be subject to review annually by and at the sole discretion of the Company.

(b)Commissions.  Employee shall be entitled to receive commissions in accordance with the Company’s written commission plan.

(c)Benefits.  Employee shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its employees and not otherwise specifically provided for herein.

(d)Expenses.  The Company shall reimburse Employee for reasonable out-of-pocket business expenses incurred in connection with the performance of her duties hereunder, subject to such policies as the Company may from time to time establish, and Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e)Paid Time Off.  Employee shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy.  Should Employee’s employment terminate for any reason, Employee shall be entitled to unpaid PTO as of the date of termination of this Agreement.

(f)Equity Plans.  Employee shall be entitled to continue to participate in any equity or other employee benefit plan that is generally available to employees.  Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.    Except as otherwise set forth herein, twenty-five percent (25%) of the Option will vest on the one-year anniversary of the commencement of Employee’s employment with the Company, and the remaining portion of the Option shall vest in equal quarterly installments over the following three (3) years.

4.At-Will Employment; Termination; Severance.

(a)At-Will Employment.  Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

(b)Termination Without Cause; Resignation for Good Reason (other than in connection with a Change in Control). In the event Employee’s employment with the Company is terminated by the Company without Cause, or Employee resigns for Good Reason (as defined below), in either case at any time other than during the three (3) months before a Change in Control (as defined below) or during the twelve (12) months following a Change in Control,

2Employee: _____CD_________________

Company: _____MN_________________

then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee complies with the conditions set forth in Section 4(e), the Company shall provide Employee with the following severance benefits:

(i)Severance pay in the form of a single lump sum payment equal to three (3) months of Employee’s base salary (the “Cash Severance”). Such payment shall be calculated ignoring any decrease in Employee’s base salary that forms the basis for Employee’s resignation for Good Reason and shall be paid in a lump sum on the sixtieth (60th) day following Employee’s Separation from Service.

(ii)If Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Employee’s termination, the Company will pay the COBRA group health insurance premiums for Employee and Employee’s eligible dependents until the earliest of (A) the close of the three-month period following the termination of Employee’s employment (the “COBRA Payment Period”), (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. References to COBRA premiums shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Employee, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)Termination Without Cause; Resignation for Good Reason (in connection with a Change in Control). If Employee is terminated without Cause or if Employee resigns for Good Reason at any time within the three (3) months prior to or twelve (12) months following a Change in Control, then provided such termination constitutes a Separation from Service and provided that Employee complies with the conditions set forth in Section 4(e), then Company shall provide Employee with the following severance benefits:

(i)The Cash Severance described in Section 4(b)(i);

(ii)The COBRA benefits described in Section 4(b)(ii); and

(iii)Notwithstanding any contrary terms of any stock option grant, option agreement or other equity award agreement between the Company and Employee, all outstanding stock options and other equity awards covering the Company’s common stock held by Employee as of the date of termination that are subject to time-based vesting requirements shall

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Company: _____MN_________________

accelerate in full. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Employee’s equity award agreements, following any termination of Employee’s employment that is without Cause or for Good Reason, none of Employee’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the Separation Agreement Deadline or (B) three (3) months following Employee’s termination.

For the avoidance of doubt, in no event shall Employee be entitled to benefits under both Section 4(b) and this Section 4(c). If Employee is eligible for benefits under both Section 4(b) and this Section 4(c), Employee shall receive the benefits set forth in this Section 4(c) and such benefits will be reduced by any benefits previously provided to Employee under Section 4(b).

(d)Related Entity. Notwithstanding anything in this Agreement to the contrary, in no event shall Employee be entitled to benefits under either Section 4(b) or Section 4(c) in connection with any termination, resignation or change in Employee’s employment with the Company or any of its affiliates that is effected in connection with Employee’s employment, or engagement as a consultant, by an entity formed by or for the benefit of the Company for the purpose of engaging physicians to perform services related to the Company’s business or otherwise for the purpose of benefitting the Company’s business.

(e)Conditions to Receipt of Severance Benefits. The receipt of any and all severance benefits under this Agreement is expressly subject to and conditioned upon Employee signing and not revoking a separation agreement and release of claims in a form provided by the Company (the “Separation Agreement”) within the applicable time period set forth therein, and permitting such Separation Agreement to become fully effective in accordance with its terms, which shall in no event be later than sixty (60) days following Employee’s Separation from Service (the “Separation Agreement Deadline”). No severance benefits will be paid unless and until the Separation Agreement becomes effective. As a condition to the receipt of severance benefits, Employee shall also be required to comply with the terms of this Agreement and the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b) and Employee must resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(f)Section 409A. It is the intent for all payments and benefits under this Agreement to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect (collectively “Section 409A”) or, if not exempt, to comply with the requirements of Section 409A so that none of the payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Specifically, it is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. Notwithstanding any provision to the contrary

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Company: _____MN_________________

in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

(g)Section 280G.  If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 4(g) and the Internal Revenue Service determines

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Company: _____MN_________________

thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 4(g) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) or clause (x) of the first paragraph of this Section 4(g), Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(h)Definitions.

(i)Cause. For purposes of this Agreement, “Cause” for termination will mean: (i) the commission of an act of fraud, embezzlement or dishonesty by Employee that has a material adverse impact on the Company or any successor or affiliate thereof; (ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Employee; (iii) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity; (iv) Employee’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Employee; (v) Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Employee’s receipt of written notice from the SVP – Commercial, CEO of any member of the Board stating with specificity the nature of such failure, refusal or neglect; or (vi) Employee’s breach of any material provision of this Agreement, Employee Handbook, Code of Ethical Business Conduct or the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b); provided, however, that prior to the determination that “Cause” has occurred, if the Board determines in good faith that Employee’s action or breach is remediable, the Company shall (1) provide to Employee in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (2) other than with respect to clause (v) above which specifies the applicable period of time for Employee to remedy her breach, afford Employee a reasonable opportunity to remedy any such breach, and only to the extent such breach is remediable, in the good faith determination of the Board, (3) provide Employee an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause” and (4) make any decision that such “Cause” exists in good faith.

(ii)Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction in Employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in Employee’s duties, authorities or responsibilities; (iii) the relocation of Employee’s principle place of employment that causes an increase in Employee’s one-way driving distance by more than fifty (50) miles; or (iv) the Company’s material breach of a material term of this Agreement. In order to resign for Good Reason, Employee must provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Employee must resign from all positions Employee then holds with the Company not later than thirty (30) days after the expiration of the cure period.

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Company: _____MN_________________

(iii)Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) a merger or consolidation of the Company with or into any other corporation or other entity or person; (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) a reincorporation of the Company solely to change its jurisdiction; or (D) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

(i)Return of the Company’s Property.  If Employee’s employment is terminated for any reason, the Company shall have the right, at its option, to require Employee to vacate her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf.  Upon the termination of her employment in any manner, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  Employee shall deliver to the Company a signed statement certifying compliance with this Section 4(i).

5.Certain Covenants.

(a)Noncompetition.  Except as may otherwise be approved by the Board, during the term of Employee’s employment, Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Employee (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

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Company: _____MN_________________

(b)Confidential Information.  Employee and the Company shall enter into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”).  Employee agrees to perform each and every obligation of Employee therein contained.

(c)Solicitation of Employees.  Employee shall not during the term of Employee’s employment (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d)Solicitation of Consultants.  Employee shall not during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one (1) year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e)Rights and Remedies Upon Breach.  If Employee breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii)Accounting and Indemnification.  The right and remedy to require Employee: (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(f)Severability of Covenants/Blue Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  Employee hereby waives

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Company: _____MN_________________

any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g)Enforceability in Jurisdictions.  The Company and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h)Definitions.  For purposes of this Section 5, the term “Company” means not only Biocept, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Biocept, Inc.

6.Insurance.  The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Employee, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company.  Employee shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

7.Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with the Rules.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within 45 days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the 10th anniversary of the date of Employee’s termination of employment.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time

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Company: _____MN_________________

penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.  This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Employee and the Company expressly waive their right to a jury trial.

8.General Relationship.  Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9.Miscellaneous.

(a)Modification; Prior Claims.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including any offer letter between the Company and Employee, and may be modified only by a written instrument duly executed by each party.

(b)Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 5, 7 and 9 of this Agreement shall survive any termination of Employee’s employment.

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Company: _____MN_________________

(d)Third-Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)Section Headings.  The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h)Severability.  All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)Governing Law and Venue.  This Agreement is to be governed by and construed in accordance with the laws of the State of Employee’s residence applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Except as provided in Section 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j)Non-transferability of Interest.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k)Gender.  Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

11Employee: _____CD_________________

Company: _____MN_________________

(l)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Electronically delivered signatures shall be as effective as original signatures.

(m)Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n)Withholding and other Deductions.  All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

Biocept, Inc.

By: ___/s/ Michael W. Nall__________________
Name: Michael W. Nall
Title:  President and Chief Executive Officer

Employee

              /s/ Cory Dunn
Print Name: Cory Dunn

12Employee: _____CD_________________

Company: _____MN_________________